EXHIBIT 11

                             AQUA ALLIANCE INC.
                     COMPUTATION OF PER SHARE EARNINGS
              FOR THE QUARTERS ENDED JANUARY 31, 1999 AND 1998
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                          THREE MONTHS ENDED
                                                               JANUARY 31
                                                        ----------------------
                                                           1999        1998
                                                        ----------  ----------
BASIC EARNINGS (LOSS) PER SHARE:
  1.  Loss from continuing operations.................  $  (8,414)  $ (10,761)
  2.  Cumulative effect on prior years (to October
      31, 1997) of change
      in the method of accounting for start-up costs..         --     (11,082)
                                                        ---------   ---------
  3.  Net loss applicable to common stockholders......  $  (8,414)  $ (21,843)
                                                        =========   =========
  4.  Weighted average shares outstanding.............    185,177      33,150
                                                        =========   =========
  5.  Loss per share from continuing operations             (0.05       (0.32
      (1 / 4).........................................  $        )  $        )
  6.  Loss per share from cumulative effect on prior
      years (to October
      31, 1997) of change in the method of accounting
      for start-up costs
      (2 / 4).........................................         --       (0.34)
                                                        ---------   ---------
  7.  Net (loss) per share (3 / 4)....................  $   (0.05)  $   (0.66)
                                                        =========   =========

DILUTED EARNINGS (LOSS) PER SHARE (1):
  8.  Line 1 above....................................  $  (8,414)  $ (10,761)
  9.  Add back interest, on assumed conversion of the
      Company's 8%
      Convertible Debentures..........................      2,300       2,300
                                                        ---------   ---------
  10. Loss from continuing operations.................     (6,114)     (8,461)
  11. Cumulative effect on prior years (to October
      31, 1997) of change
      in the method of accounting for start-up costs..         --     (11,082)
                                                        ---------   ---------
  12. Net income (loss)...............................  $  (6,114)  $ (19,543)
                                                        =========   =========
  13. Weighted average shares outstanding (Line 4)....    185,177      33,150
  14. Add additional shares issuable upon assumed
      conversion of the
      Company's 8% Convertible Debentures.............      3,833       3,833
                                                        ---------   ---------
  15. Adjusted weighted average shares outstanding....    189,010      36,983
                                                        =========   =========
  16. Loss per share from continuing operations             (0.03       (0.23
      (10 / 15).......................................  $        )  $        )
  17. Loss per share from cumulative effect on prior
      years (to October
      31, 1997) of change in the method of accounting
      for start-up costs
      (11 / 15).......................................         --       (0.30)
                                                        ---------   ---------
  18. Net (loss) per share (12 / 15)..................  $   (0.03)  $   (0.53)
                                                        =========   =========
--------------
(1) Diluted earnings (loss) per share are not presented as the Company's common stock equivalents and the assumed conversion of the Company's
     8% Convertible Debentures are anti-dilutive.